                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              ---------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


                         FIRST WASHINGTON FINANCIALCORP
                         ------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                           --------------------------
                         (Title of Class of Securities)


                                    33748R108
                                    ---------
                                 (CUSIP Number)


                                  July 18, 2001
                                  -------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                  Rule 13d-1(b)
                           -----
                             X    Rule 13d-1(c)
                           -----
                                  Rule 13d-1(d)
                           -----

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 33748R108


--------------------------------------------------------------------------------
   1.      NAME OF REPORTING PERSONS I.R.S. NO. OF ABOVE PERSONS
           (entities only):

           James N. Corcodilos

--------------------------------------------------------------------------------
   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A)  [ ]
                                                                       (B)  [X]


--------------------------------------------------------------------------------
   3.      SEC USE ONLY:


--------------------------------------------------------------------------------
   4.      CITIZENSHIP OR PLACE OF ORGANIZATION:

           USA
--------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

                                    186,527
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6.     SHARED VOTING POWER
       OWNED BY
         EACH                       0
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7.     SOLE DISPOSITIVE POWER

                                    186,527

                            ----------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    0

--------------------------------------------------------------------------------
   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

           186,527
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES:
                                                                            [ ]

--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

           6.45
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON:

           IN
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    Under the Securities Exchange Act of 1934

     Check the following box if a fee is being paid with this statement [ ].

Item 1(a).        NAME OF ISSUER:  FIRST WASHINGTON FINANCIALCORP

                  -------------------------------------------------------------
Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  US Route 130 & Main Street
                  Windsor, New Jersey 08561
                  -------------------------------------------------------------
Item 2(a).        NAME OF PERSON FILING:

                  James N. Corcodilos
                  -------------------------------------------------------------
Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                  PO Box 301
                  Windsor, NJ 08561
                  -------------------------------------------------------------
Item 2(c).        CITIZENSHIP:     USA

                  -------------------------------------------------------------
Item 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, No Par Value
                  -------------------------------------------------------------

Item 2(e)         CUSIP NUMBER:

                  33748R108
                  -------------------------------------------------------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS

(a)      [  ] Broker or dealer registered under Section 15 of the Act
              (15 USC 78o).
(b)      [  ] Bank as defined in section 3(a)(6) of the Act (15 USC 78c).
(c)      [  ] Insurance company as defined in section 3(a)(19) of the Act
              (15 USC 78c).
(d)      [  ] Investment company registered under section 8 of the Investment
              Company Act of 1940 (15 USC 80a-8).
(e)      [  ] An investment advisor in accordance with sec.
              240.13d-1(b)(1)(ii)(E).
(f)      [  ] An employee benefit plan or endowment fund in accordance with sec. 240.13d-1(b)(1)(ii)(F).
(g)      [  ] A parent holding company or control person in accordance with sec. 240.13d-1(b)(1)(ii)(G).
(h)      [  ] A savings association as defined in Section 3(b) of the
              Federal Deposit Insurance Act (12 USC 1813).
(i)      [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 USC 80a-3).
(j)      [  ] Group, in accordance with sec. 240.13d-1(b)(1)(ii)(J).

                  -------------------------------------------------------------
Item 4.           OWNERSHIP:
                  -------------------------------------------------------------

         (a)      AMOUNT BENEFICIALLY OWNED:         186,527
                           ----------------------------------------------------
         (b)      PERCENT OF CLASS:        6.45
                  -------------------------------------------------------------
         (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                  186,527
                  -------------------------------------------------------------
                  (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                  0
                  -------------------------------------------------------------
                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  186,527
                  -------------------------------------------------------------
                  (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                  0
                  -------------------------------------------------------------
Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:   [       ]

                  -------------------------------------------------------------
Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:     N/A

                  -------------------------------------------------------------
Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRE THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:  N/A

                  -------------------------------------------------------------
Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  N/A
                  -------------------------------------------------------------
Item 9.           NOTICE OF DISSOLUTION OF GROUP:
                  N/A
                  -------------------------------------------------------------

Item 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------------------------------------------------------


                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 /s/ James N. Corcodilos
                                                 -----------------------
                                                 James N. Corcodilos

                                                 Date:  12/19/01